Exhibit 2.1

ASSET PURCHASE AGREEMENT

AGREEMENT made this 1st  day of June, 2006 by and among Infe-Human Resources - Unity, Inc., a Nevada corporation  (“Buyer”) on the one hand, and Cosmo Temp, Inc., a New Jersey corporation (“Cosmo”) and Mazel Temp, Inc., a New York corporation (“Mazel”), on the other hand.  Cosmo and Mazel are sometimes referred to hereinafter collectively as “Seller”.

Recitals:

A.

Each Seller is engaged in the employee staffing business (the “Business”).

B.

Sellers’ corporate office is located at 1405 Clinton Ave., Irvington, NJ 07111 described as that certain office premises (the “Premises”).  The Seller owns the Premises.

C.

Seller desires to sell, and Buyer desires to purchase, the Business by acquiring all of the assets of the Seller related thereto

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1.

 Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date (defined below), Seller will sell to Buyer, and Buyer will purchase from Seller, the assets of Seller listed below (collectively, the "Purchased Assets"). The Purchased Assets will be purchased free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind ("Encumbrances"), except as provided herein. The Purchased Assets will include the following items:

(a)  All equipment, furniture and other personal property of Seller used in the Businesses as set forth in the attached Schedule 1.1(a);

(b)  The personal property leases of Seller used in the Business as set forth in the attached Schedule 1.1(b);

(c)  The agreements, understandings and contracts of Seller used in the Business as set forth in the attached Schedule 1.1(c)  (the “Assumed Contracts”);

(d)  All trademarks and trademark applications, and all patents and patent applications, including specifically those set forth in attached Schedule 1.1(d), all goodwill associated therewith, and all computer software developed by Seller, including all documentation thereof and all other Intellectual Property (as defined in Section 3.5) of Seller, and all rights to use the name "Cosmo Temp” and “Mazel Temp" or any combination thereof.

(e)  All marketing or promotional designs, brochures, advertisements, concepts, literature, books, media rights, rights against any other person in respect of any of the foregoing and all other promotional properties, in each case primarily used or useful or developed or acquired by the Seller for use in connection with the ownership and operation of the Business and the Purchased Assets

(f)  All other intangible assets, including without limitation all supplier lists, customer lists, goodwill, "know-how," proprietary information and trade secrets relating to the Business; and all manufacturers' warranties (including pending warranty claims) and manuals relating to the Purchased Assets;

(g)  All permits relating to the operation of the Business, to the extent such permits are transferable and whether or not all action necessary to effect such transfer has been taken prior to the Closing;

(h)  All real property leases of Seller, to the extent such are assignable, as set forth in Schedule 1.1(h)

(i)  All telephone and facsimile machine numbers assigned to Seller, including without limitation telephone book listings, and all goodwill associated therewith as set forth in attached Schedule 1.1(i), but excluding number 973-374-1823;

(j)  Except as expressly set forth in Section 1.3, all papers, documents, computerized databases, books and records (including all data stored on discs, tapes or other media) of Seller directly related to the Purchased Assets and Business operations, including without limitation all software design documents, source code, as set forth in attached Schedule 1.1(j); and

(k)  All claims, causes of action, rights of recovery and rights of setoff of every type and kind relating to the Purchased Assets and all claims, causes of action, rights of recovery and rights of setoff of every type and kind relating to the Assumed Obligations (as defined in Section 1.2), in each case whether accruing before or after the Closing; provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 1.3.

1.2.

Assumed Obligations. In consideration of Buyer's purchase of the Purchased Assets, subject to the terms and conditions set forth herein, on the Closing Date the Seller shall assign to the Buyer and the Buyer shall assume and discharge in a timely fashion all of the liabilities and obligations of the Seller set forth on attached Schedule 1.2 (hereafter collectively referred to as the "Assumed Obligations").  Except as expressly set forth in this Section 1.2, the Buyer shall have no responsibility for any of the Seller's obligations (including contracts, leases, product warranties, purchase orders and liabilities of any type, kind or nature), whether fixed, accrued, contingent or otherwise, and whether arising in contract, in tort, by violation of law, by operation of law, or otherwise, and all such obligations shall remain with the Seller and are herein referred to as the "Excluded Obligations."

1.3.

Excluded Assets.  The Purchased Assets shall not include any of the Seller's rights, privileges, title or interest in the following assets (hereafter referred to as the "Excluded Assets"):

(a)  All of the Seller's minute books, stock books, tax returns and books and records directly relating to the Excluded Obligations and all of Seller's books and records except to the extent that such records relate to the intellectual property purchased hereunder;

(b)  All rights and claims of the Seller under this Agreement;

(c)  All rights of the Seller in, to and under those leases, purchase orders, contracts and other agreements not being assigned to the Buyer pursuant to Section 1.1;

(d)  All cash on hand and deposits in all bank or other accounts as of the Closing Date;

(e)   Any and all receivables, including accounts receivables, employee advances,of the Seller as they exist on the Closing Date;

(f)   Any and all real property;

(g) All personal items such as plaques, books, and personal stationery;

(h) All insurance policies;

(i) All pension and profits sharing plans, if any; and

(j)  those assets set forth on the attached Schedule 1.3(s).

1.4.

Completion of Asset Transfer.  At the Closing, Seller shall transfer and assign to Buyer good and valid title to the Purchased Assets free and clear of all liens and encumbrances, except as disclosed herein.  Seller shall take all other steps as may be reasonably necessary to put Buyer in actual possession and operating control of the Purchased Assets.

1.5

License Transition.  Seller shall assist Buyer in obtaining any non-transferable applicable licenses to maintain and operate the Business, including the New Jersey Consulting and Staffing license.  In addition, Seller shall agree to allow Buyer to operate under Sellers’ license for a reasonable period of time, not to exceed forty five (45) days following Closing to allow Buyer to secure such license.  Seller shall enter into the appropriate contract for the utilization of such license, including a management agreement, to effectuate the purposes of this paragraph.  Buyer shall take all reasonable steps, including indemnification, to limit any liability to Seller as a result of the utilization of Sellers’ New Jersey Consulting and Staffing license.

1.6.

Purchase Price. The principal purchase price (the "Purchase Price") is equal to the sum of the Base Price (defined below) and the Contingent Price (defined below) as provided hereinafter:

(a)  Base Price:  The Base Price shall be one hundred-fifty percent (150%) of the Seller’s Consolidated Adjusted EBITDA for the 12-month period ended September 30, 2005. Based on unaudited financials prepared by Seller, the Base Price shall be one million two hundred eighty three thousand five hundred eighty dollars ($1,283,580).

For purposes of this Agreement, “EBITDA” shall mean the consolidated earnings from operations before interest, taxes, depreciation and amortization, calculated as if the Seller was being operated as a single separate and independent corporation. EBITDA shall be determined in accordance with U.S. generally accepted accounting principles (GAAP)  consistently applied by Seller’s accountant. In determining such EBITDA: (a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP; (b) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; (c) No deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature; (d) No deduction shall be made for legal or accounting fees and expenses arising out of this Agreement.

(b) Contingent Price:  To the extent that the Base Price does not equal or exceed $1,500,000, the amount of such deficiency shall be payable by the Buyer to the Seller.  The contingent price shall be equal to the net difference between $1,500,000 and the Base Price (“Contingent Price”).  Said Contingent Price shall be payable over an earn-out period of two (2) years beginning at Closing.

The threshold amount for each of the two (2) years shall be the Seller’s Consolidated Gross Profit calculated on the trailing twelve months, which calculation shall be made in the same manner as the Base Price (the “Threshold Amount”).

One half of the total Contingent Price shall be payable in each year of the two (2) year pay out period as adjusted for the Threshold Amount.  The amount paid will be proportionate to the amount achieved as a percentage of the Threshold Amount up to the full Contingent Price payable in that year.  The amount paid may be reduced proportionately if the Threshold Amount is not met.  In the event that in the future the Seller’s Gross Profit exceeds the Threshold Amount, then the Buyer shall adjust such deficiency payments upward in the same proportion that Gross Profit exceeded the Threshold Amount, not to exceed any uncured payment reductions pursuant to the previous sentence.  See Example provided in Exhibit F.

In addition, if on a cumulative basis the total Consolidated Gross Profit for the two (2) year earn-out period exceeds the cumulative Threshold Amount for that same period, then the Contingent Price will be prorated upward proportionate to such overage.  Any such additional contingent price will be paid within sixty (60) days from conclusion of the earn-out term.  In no event, shall such additional contingent payment cause the total of Base Price and Contingent Price to exceed $2,000,000.

Gross Profit shall be defined as Gross Revenues minus only: sales discounts and allowances and wages paid to temporary workers.  It is intended that Gross Profit be the difference between revenue and the cost of providing a service, before deducting overheads, payroll, taxation, and interest/factoring payments.

(c)  Payment.  The Purchase Price shall be payable in certified funds (US$) as follows:

(i~~)  within five (5) days of the execution of this agreement Buyer shall place in Seller’s attorney escrow account, two hundred fifty thousand dollars ($250,000).~~

(ii)  nine hundred fifty thousand dollars ($950,000) on or before Closing.

(iii)  eighty three thousand three hundred and ninety five dollars ($83,395) on or before ninety (90) days after Closing;

(iv) eighty three thousand three hundred and ninety five dollars ($83,395) on or before one hundred eighty (180) days after Closing;

(iv) eighty three thousand three hundred and ninety five dollars ($83,395) on or before two hundred seventy (270) days after Closing;

(v) the balance of the Base Price, if any,  shall be payable on or before three hundred sixty five (365) days after Closing.

The obligation for all post-Closing payments set forth in this paragraph 1.6 shall be evidenced by a promissory note, which note shall allow prepayment of principal without penalty, the form of which is attached hereto as Exhibit “A”  (the “Promissory Note”).  The Promissory Note shall be convertible into common stock of Purchaser’s parent company, Infe Human Resources, Inc., in accordance with the terms contained therein and applicable securities laws.  Notwithstanding anything contained herein, the annual contingent amount set forth in (b) above shall be payable within thirty (30) days of the end of each year in the two (2) year earn out period. The Buyer shall have no right of any offset, of any kind, against the Promissory Note. Sale of all of the

Buyer’s stock or substantially all of Buyer’s assets or substantially all of the Purchased Assets shall immediately accelerate the amount due under the Promissory Note.

Seller may treat the sale as an installment sale under the installment method pursuant to Section 453(a) of the Internal Revenue Code.  Interest may be imputed to the installment payments at a rate equal to the applicable federal rate (AFR) as published monthly in the Internal Revenue Bulletin.

If Ludin Pierre is terminated by Buyer, for any reason, prior to full payment of any and all payments due to Seller, then all installment payments shall be paid immediately, and shall be reasonably calculated solely based on actual financial information available at time of termination and proportionately extrapolated through to the end of the two (2) year earn out period, but in no event shall the total of Base Price and Contingent Price to be less than $1,750,000.

(iii)

New Segment. Seller shall receive as additional consideration, 100% of EBITDA of the new business segment revenue consisting of Home Depot New Jersey business up to a maximum of two hundred fifty thousand dollars ($250,000) for one (1) year from Closing.  Such payments shall be paid monthly starting sixty (60) days from Closing.  Buyer shall use its best efforts to segregate New Segment business for accounting purposes.  After the first year, the New Segment shall be merged into the Business for all other contingent payment purposes.

1.7.

Subsequent Documentation.  At any time and from time to time after the Closing, upon the request of the other Party and without further consideration, but with the requesting Party bearing its own respective expenses coincident thereto, the Parties, shall do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, assumptions, powers of attorney and assurances as may be reasonably required for the better assigning, transferring, granting and conveying to Buyer or for aiding and assisting in collecting and reducing to possession and control of Buyer any or all of the Purchased Assets.

1.8

Allocation of Purchase Price. The parties agree that the purchase price shall be allocated as follows for tax purposes:

           Cosmo      --   80%

           Mazel        --  15%

           Equipment --    5%

            Total            100%

The parties agree to abide by this allocation in the preparation of their income tax returns and for all other purposes.  The foregoing allocation shall not be construed to limit the damages either party may recover for a breach of this Agreement.

1.9

Security.

(a)

 As collateral security for (i) the prompt payment of all amounts due to the Seller pursuant to the Promissory Note described herein, and any extensions, renewals, substitutions, and changes in form of such Promissory Note; and (ii) all costs and expenses incurred by the Seller in enforcing his rights pursuant to such Promissory Note and this Agreement, including reasonable attorneys' fees, the Buyer hereby grants to the Seller, effective on the Closing Date, a security interest (the "Security Interest") in the following assets (referred to collectively as "Collateral"):

(i)

All of the Purchased Assets sold to the Buyer pursuant to this Agreement;

(ii)

Tangible assets acquired by the Buyer after the Closing Date to replace tangible assets sold to the Buyer pursuant to this Agreement; and

(iii)

Accounts receivable generated by the Buyer after the Closing Date from the performance of services of the kind regularly performed of the Seller in the conduct of the Business on or before the date of this Agreement.

(b)

The Buyer shall execute such documents and financing statements as shall be reasonably requested by the Seller from time to time to perfect the Seller's security interest and carry out the purposes of this section. This section constitutes a security agreement within the meaning of the Uniform Commercial Code.

(c)

In the event of a default, the Seller shall have and is hereby granted all of the rights and remedies of a secured party under the Uniform Commercial Code including but not limited to the power to collect accounts receivable included among the Collateral and to sell Collateral at public or private sale in accordance with applicable provisions of the Uniform Commercial Code; provided, however, that the Seller shall give the Buyer written notice at least thirty (30) days prior to exercising any such right or remedy. The existence of the Security Interest and this section shall not obligate the Seller to enforce its rights with respect to the Collateral before proceeding against the Buyer directly.

(d)

Exceptions. The Security Interest shall (i) be subordinate to all purchase money financing and other conventional financing (e.g., a bank line of credit) where the proceeds of such financing are used in the Business acquired from the Seller; (ii) be released with respect to a specific asset if the value of the remaining assets is at least one hundred twenty percent (120%) of the balance of the debt; (iii) be released with respect to a specific asset if the asset is being sold and the proceeds are being given to the Seller; and (iv) be released in its entirety if pursuant to a sale or other transaction in which the entire debt to the Seller will be extinguished. The provisions set forth herein shall specifically survive closing.

(e)

Personal Guaranty. As further security for (i) the prompt payment of all amounts due to the Seller pursuant to the Promissory Note described herein, and any extensions, renewals, substitutions, and changes in form of such Promissory Note; and (ii) all costs and expenses incurred by the Seller in enforcing his rights pursuant to such Promissory Note and this Agreement, including reasonable attorneys' fees, Arthur Viola shall execute a Personal Guarantee of any and all payments due to the Seller pursuant to the Promissory Note described herein.

(f)

As additional security to the Seller, through a Stock Pledge Agreement, the Buyer shall pledge two hundred thousand shares (200,000) of common stock of Buyer’s parent company, Infe Human Resources, Inc in escrow with Seller’s attorney.   The pledge shall specifically state that until the Promissory Note shall have been paid and satisfied in full the stock shall be held in escrow.  Further, in the event of default, the SELLER shall be permitted to exercise all rights permitted under the Uniform Commercial Code (N.J.S.A. 12A:9-101 et seq.) and such other instruments as may be required by the Seller.  Seller shall be responsible for the cost of filing of the UCC-1 financing statements with the County Clerk and the Secretary of State, State of New Jersey.  The provisions set forth herein shall specifically survive closing.

The Stock Pledge Agreement shall also provide that one hundred thousand shares (100,000) of common stock of Buyer’s parent company, Infe Human Resources, Inc held in escrow shall be released to Seller as additional purchase price consideration on the date when the Promissory Note shall have been paid and satisfied in full.

1.10

Working Capital.  The Buyer shall deposit one hundred fifty thousand dollars ($150,000) into the Business’ operating account at Closing to be used for working capital for the Business.

ARTICLE II

THE CLOSING

2.1  Timing.  Subject to the satisfaction or waiver of each of all pre-closing conditions, the Closing shall take place and be effective on the ___ day of ______, 2006 at the offices of               _____________, located at ____________  or on such other date and at such other location and time as may be mutually agreed upon by the parties(the “Closing Date”). Closing shall take place within ten (10) days of execution of this Agreement, otherwise the Seller may terminate this Agreement.

2.2

Buyer's Deliverables.  At the Closing, Buyer shall deliver to Seller:

(a)

a cashier's check payable to __________ in the amount of Nine Hundred and Fifty Thousand Dollars ($950,000);

(b)

the Lease described in Section 7.5;

(c)

the Employment Agreement described in Section 7.6 and

(d)

the Promissory Note in the form attached hereto as Exhibit “A”.

2.3  Seller's Deliverables.  At the Closing, Seller shall deliver to Buyer:

(a)

a bill of sale in the form attached hereto as Exhibit “B” for the Purchased Assets executed by Seller in favor of Buyer (the “Bill of Sale); and

(b)

an assignment agreement in the form attached hereto as Exhibit “C” for the balance of the Purchased Assets executed by Seller in favor of Buyer (the “Assignment Agreement”);

2.4  Prorations.  All transferable taxes, insurance, licenses, rents, utilities, and other customarily prorated items shall be prorated as of the Closing Date.

2.5     Other.  Each party shall execute and deliver such other agreements and/or documents as may be reasonably necessary to effectuate the transaction contemplated hereby.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

The Seller hereby makes the below representations, warranties and covenants to the Buyer to the best of Seller’s knowledge. For purposes of this Section, the phrase “best of knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Seller and its officers, which shall be presumed to only include the contents of any document or oral or written communications actually delivered to them:

3.1

Power and Authority of Seller.

(a)

Each Seller is duly organized, validly existing and in good standing under the laws of the State of New Jersey and/or New York. Seller has full power and authority to carry on the Business as now conducted and to own or lease the Purchased Assets as such assets are now owned or leased.

(b)

Seller has full power and authority to execute and deliver this Agreement and any other instruments to be executed and delivered by Seller in connection herewith and to consummate the transaction contemplated hereby, and all acts required to be taken by or on the part of Seller to carry out its obligations under this Agreement and such other instruments, and the transaction contemplated hereby and thereby have been duly and properly taken, including, without limitation, the approval of Seller's members; this Agreement has been, and such other instruments shall be, duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

3.2

No Conflict.  The execution, delivery and performance of this Agreement by Seller will not (i) violate any provisions of any Law (as hereinafter defined, including any foreign law or regulation), judgment, decree or order applicable to Seller or require the approval, authorization or consent of any governmental agency or authority, or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate or Articles of Incorporation or bylaws of Seller or any agreement, instrument, arrangement, contract, obligation, commitment or understanding to which Seller is a party or by which any of the Purchased Assets are bound, or require the consent of any other party.

3.3

Taxes.

(a)

"Tax" shall mean any federal, state, local or other tax (whether income, sales, franchise, real or personal property or other kind of tax), assessment, levy, impost, withholding or other governmental charge and shall include all interest and penalties thereon.

(b)

Seller is not required to file any foreign Tax return or to pay any foreign Tax.

(c)

There have been filed all returns, reports and forms concerning Taxes that are required to be filed as of the date hereof by Seller with respect to the    Business.  Seller shall timely file all Tax returns, reports and forms with respect to the business of Seller for all periods ending on or before the Closing Date.  All Taxes for which Seller is or will be liable (or that are imposed with respect to the Business) and that are due on or before the Closing Date (including all Taxes shown to be due on all Tax returns, reports and forms filed on or before the Closing Date) have been paid.

(d)

No taxing authority is now asserting or threatening to assert any deficiency or assessment for additional Taxes or any interest, penalties or fines against Seller in respect of the Business.

3.4

No Subsidiary.  Seller has no subsidiaries or interest in any other corporation, partnership or other entity. Seller does not own Ludin Tax Service (LTS).

3.5

Intellectual Property.

(a) Seller owns, free and clear of any Encumbrance, or has the valid right to use all Intellectual Property (as defined below) used by them in the Business as currently conducted. Each employee of Seller who created any of Sellers’ Intellectual Property and each independent contractor engaged by Seller who created any of Seller's Intellectual Property has assigned to Seller all of such employee's or contractor's right, title and interest in such Intellectual Property. No other Person (other than licensors of software that is generally commercially available, licensors of Intellectual Property under the agreements disclosed pursuant to paragraph (c) below and non-exclusive licensees of Seller's Intellectual Property in the ordinary course of Seller's business) has any rights to any of the Intellectual Property owned or used by Seller and, to Seller's knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that Seller owns or has an exclusive license to use. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights, and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing.

(b) None of the activities or business conducted by Seller and none of the Intellectual Property owned or used by Seller (other than "off-the-shelf" generally commercially available software) infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property of any other person or entity. Seller has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

(d) Seller has taken reasonable precautions (i) to protect its rights in its and its subsidiaries' Intellectual Property and (ii) to maintain the confidentiality of its and its subsidiaries' trade secrets, know-how and other confidential Intellectual Property, and to Seller's knowledge, there have been no acts or omissions by the officers, directors, employees and agents of Seller, the result of which would be to materially compromise the rights of Seller to apply for or enforce appropriate legal protection of Sellers’ Intellectual Property.

3.6

Legal Proceedings, etc.  There is no action, suit, claim, proceeding or investigation pending or threatened against Seller or any of its officers or managers in connection with the Business (such actions, suits, claims, proceedings or investigations are herein referred to as "Legal Proceedings"), at law or in equity, or before any court or federal, state, county, local or other governmental department, commission, board or agency or in arbitration or mediation (herein collectively referred to as "Governmental Authorities").  Seller is not subject to any order, writ, injunction or decree of any Governmental Authority with respect to any contract or other matter relating to the Business or the Purchased Assets.

3.7

Compliance with Laws.  Seller is in compliance in all material respects with all statutes, laws, ordinances, rules and regulations (herein collectively called "Laws") applicable to the Business.  Seller has all licenses and other required governmental approvals, permits or authorizations the failure to possess which would have an adverse effect on Seller.

3.8

Contracts.  Except as listed on the Schedule 1.1(c), there are no agreements, instruments, arrangements, contracts, obligations, commitments or understandings involving payments to which the Purchased Assets are pledged as security.

3.9

No Violation.  The execution, delivery and performance of this Agreement by Seller will not impair in any respect any right, title or interest of Seller under or in respect of any material properties, assets, licenses or contracts of Seller.  No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance of Seller hereunder except as otherwise set forth and disclosed in this Agreement.

3.10

Financial Statements and other documents. Within forty eight (48) hours after execution of this Agreement, Seller shall provide the financial documentation provided on Schedule 3.10 to reasonably back up compiled financial statements of Seller for the period from October 1, 2004 to December 30, 2005.

As soon as possible after execution of this Agreement, but in no event later than twenty (20) days from the execution of this Agreement Seller shall provide  the compiled financial statements of  Seller (the "Seller Financial Statements"), including balance sheets, statements of operations, statements of retained earnings for the period ended December 31, 2005 and for the interim period ended March 31, 2006 (said balance sheets being hereinafter referred to as the "Seller Balance Sheet").  The Seller Financial Statements are true, correct and complete, in all material respects, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and accurately reflect Seller's financial condition and the results of Seller's operations for the periods and as the dates which they purport to cover.  Seller’s makes no representation whatsoever of the future or past performance of the Business, or any of the Business’ customers or clients, based on historical financial data or results, or otherwise.

Seller understands that Buyer is required to file audited financial statements auditing the two previous fiscal years and year to date of Seller within seventy two (72) days of Closing.  Seller make a good faith effort to provide Buyer with access to any and all documentation necessary to complete the audited financial statements, including but not limited to a copy of employer records and workers' compensation records relating to employees hired by the Buyer, sales records, marketing records, accounting and financial records, and maintenance and production records.  .

3.11  Absence of Certain Changes.  Except as disclosed herein as Schedule 3.11, since the date of the Seller Balance Sheet, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Seller. The Seller has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any Bankruptcy Law nor does the Seller or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or insolvency proceedings. The Seller is financially solvent and is generally able to pay its debts as they become due.

3.12

Title to Assets.  Seller has good, absolute and marketable title to the Purchased Assets, free and clear of lien and encumbrances.

3.13

Representations True at the Closing Date.  The representations and warranties made in this Agreement by Seller will be true and correct, in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate to an earlier date shall be true as of the such earlier date.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

4.1

Power and Authority of Buyer.

(a)

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada

(b)

Buyer has full power and authority to execute and deliver this Agreement and any other instruments to be executed and delivered by Buyer in connection herewith and therewith and to consummate the transactions contemplated hereby and thereby and all acts required to be taken by or on the part of Buyer to carry out this Agreement, and such other instruments and transactions contemplated hereby and thereby have been duly and properly taken; and this Agreement has been, and such other instruments will be, duly executed and delivered by Buyer.  This Agreement and such other instruments will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (subject, as to the enforcement or remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect).

4.2

No Conflict.  The execution, delivery and performance of this Agreement by Buyer will not (i) violate any provisions of any applicable Law (including any foreign law or regulation), judgment, decree or order or (ii) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation of Buyer, or any agreement, instrument, arrangement, contract, obligation, commitment or understanding to which Buyer is a party or by which any properties of Buyer are bound.

4.3

No Consent.  No consent, approval or agreement of any person, party, court, government or entity is required to be obtained by Buyer in connection with the execution and delivery of this Agreement or the performance by Buyer hereunder.

4.4

SEC Documents; Financial Statements.  Except as disclosed herein, since _________, 200__, the Buyer’s parent corporation has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents").  As of their respective dates (except as they have been correctly amended), the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (except as they may have been properly amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates (except as they have been properly amended), the financial statements of the Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.5

Legal Proceedings, etc.  There is no action, suit, claim, proceeding or investigation pending or threatened against Buyer or any of its officers or managers in connection with the Business (such actions, suits, claims, proceedings or investigations are herein referred to as "Legal Proceedings"), at law or in equity, or before any court or federal, state, county, local or other governmental department, commission, board or agency or in arbitration or mediation (herein collectively referred to as "Governmental Authorities").  Buyer is not subject to any order, writ, injunction or decree of any Governmental Authority with respect to any contract or other matter relating to the Business or the Purchased Assets.

4.6

Compliance with Laws.  Buyer is in compliance in all material respects with all statutes, laws, ordinances, rules and regulations (herein collectively called "Laws") applicable to the Business.  Buyer has all licenses and other required governmental approvals, permits or authorizations the failure to possess which would have an adverse effect on Buyer.

4.7

No Violation.  The execution, delivery and performance of this Agreement by Buyer will not impair in any respect any right, title or interest of Buyer under or in respect of any material properties, assets, licenses or contracts of Buyer.

4.8

Solvency. Buyer is financially solvent and is generally able to pay its debts as they become due, and is not in receivership nor is any petition therefor pending; no proceedings (voluntary or involuntary) are pending or contemplated by or against Buyer pursuant to the federal Bankruptcy Code or any similar state statute nor has Buyer committed an act of bankruptcy or made or suffered a fraudulent conveyance.

4.9

Condition of Equipment. The Buyer will accept the equipment included among the Purchased Assets in "as is" condition, based solely upon the Buyer's inspection of such equipment and without relying on any representations by the Seller as to the condition of such equipment.

4.10

Financial Statements. Attached hereto as Schedule 4.10 are the financial statements of Buyer (the " Buyer Financial Statements"), including balance sheets, statements of operations, statements of retained earnings for the period ended February 28, 2006, November 30, 2003, November 30, 2004 and November 30, 2005 (the balance sheet as of February 28, 2006, November 30, 2003, November 30, 2004 and November 30, 2005 being hereinafter referred to as the "Buyer Balance Sheet").  The Buyer Financial Statements are true, correct and complete, in all material respects, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, and accurately reflect Buyer’s financial condition and the results of Buyer’s operations for the periods and as the dates which they purport to cover.

Buyer shall not use, include or incorporate Seller’s financial information into Buyer’s Financial Statements until after Closing.

4.11

Buyer shall continue to retain the services of Mona Moorjani, CPA (“Moorjani”) pursuant to an engagement agreement (not as an employee) with Moorjani to prepare the accounting and financial information for the Business and report to the designated finance representative of the Buyer for a period no less than six (6) months and thereafter can be terminated with thirty (30) days written notice without cause or without such notice for cause.

4.12

Staff. For three (3) years after the Closing Date, Buyer warrants that as long as the Business profit margins are equal to or greater than industry standards, Buyer will: (i) preserve and maintain all existing business lines and service offerings of the Business without any material changes, as long as said lines and offerings remain profitable; (ii) not add any other business lines or service offerings to the Business, which materially and adversely affect the Business; (iii) employ or engage one (1) full time sales person on staff; (iv) employ or engage one (1) full time nursing coordinator on staff; and (v) not terminate or layoff any employees, which are profitable, and (v) employ Marie T. Pierre for a minimum salary of twenty five thousand dollars ($25,000).  The aforementioned representation and warrantee shall survive Closing.

4.13

Confidentiality. Except as required by law, buyer shall not, directly or indirectly, communicate, disclose or divulge to any person or entity, or use for his or her own benefit or the benefit of any person, any knowledge or information concerning the content and details of this Agreement, including financial information of the Seller,  or transaction.

4.14

Representations True on the Closing Date.  The representations and warranties made in this Agreement by Buyer will be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date except that any such representations and warranties which expressly relate to an earlier date shall be true as of such earlier date.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to, at the option of Buyer, the satisfaction or waiver of the following conditions prior to or on the Closing Date: all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been fully complied with and performed; the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to, at the option of Seller, the satisfaction or waiver of the following conditions prior to or on the Closing Date: all the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been fully complied with and performed; the representations and warranties made by Buyer shall be true and correct in all material respects.

ARTICLE VII

OTHER AGREEMENTS

7.1

Inspection of Records.  At all times prior to the Closing Date, Buyer and its designated officers, employees, attorneys, accountants and other authorized representatives shall only for the period after October 1, 2004 (i) have all reasonable access during normal business hours to the offices and properties of Seller in order that Buyer may have full opportunity to make such reasonable legal, business or other reviews or investigations of the Business, it being understood that such access shall not cause any unreasonable burden on or interruption to the normal operations of Seller and Buyer shall give Seller reasonable notice of any such inspections, (ii) receive from Seller such additional information as to the Purchased Assets, properties, operations and prospects of the Business as Buyer shall from time to time reasonably request, and (iii) receive Seller's  cooperation in permitting appropriate and applicable investigation of the Business and properties of Seller.

7.2

Maintenance.   At all times prior to the full payment of the Promissory Note, Buyer shall maintain in full force and effect (and renew, when required) all licenses, permits, consents and authorizations which are material to the Business as a whole and prosecute diligently any pending applications with respect thereto, perform all obligations imposed upon it by law and to retain and maintain all the property used in the operation of the Business.

7.3

Confidential Information.  Seller and Buyer hereby agree that neither one will, at any time from and after the Closing Date, directly or indirectly, without the prior written consent of the other, disclose (other than to its designated officers, employees, attorneys, accountants, assignees and other authorized representatives), the terms or conditions of the transaction contemplated herein, and the records, information, trade secrets, and other information obtained by Buyer in its inspection and due diligence concerning the Seller's records of the Business and properties.

7.4

Preservation of Business Organization.  Except as otherwise contemplated by this Agreement, after execution of this Agreement and prior to the Closing Date, (A) Seller shall (i) cause the Business to be managed in accordance with the best interests of the  Business and substantially as heretofore managed and conducted, and (ii) use its best efforts, to the extent that it is in the best interests of the Business, to keep available to Buyer the services of its present employees and to preserve the present relationships of the suppliers and others having business relations with Seller; and (B) without limiting the generality of the foregoing, Seller shall not, without prior written consent of Buyer, (i) dispose of any of its assets or properties or incur any obligation or liability other than as required in connection with this Agreement, or in "arms-length" transactions in the usual and ordinary course of business consistent with the business practices heretofore followed by Seller; (ii) take or suffer any action which may adversely affect the normal conduct of the Business; (iii) increase salaries of any employees or engage any new employee; (iv) make or commit to make any capital expenditures; (v) fail to keep its assets and properties in good repair, order and condition, reasonable wear and tear excepted, or to maintain its existing insurance in effect; or (vi) incur any material obligations or liabilities or enter into any material transaction except in the ordinary course of business consistent with past practices.  During the period from the date hereof to the Closing Date, Seller shall advise with one or more designated representatives of Buyer as to material operational matters and the general status of ongoing operations.  Seller shall notify Buyer of any emergency or unanticipated change in the normal course of the Business which is or may be material thereto and shall keep Buyer fully informed of such events and permit Buyer's representatives to participate in all discussions relating thereto.

7.5

Lease of Real Property.  The Seller shall lease to Buyer the real property upon which the Premises, currently occupied by Seller, are located.  At the closing, Buyer shall enter into a lease agreement with Seller for the Premises currently occupied by the Seller in the form attached hereto as Exhibit “D” (the “Lease”).  The monthly rent shall be $2,500 triple net for a period of three (3) years subject to commercially reasonable and customary terms with a renewal option for an additional three (3) years at a rental of $3,000 per month..

7.6

Employment.  Buyer shall enter into an employment agreement with Ludin Pierre, President of the Seller, for the provision management consulting services for three (3) years beginning at Closing, at an annual salary of $100,000 per year for the first six (6) months of employment with an increase to $150,000 following the completion of the first six months of employment.  The terms of said arrangement shall be set forth in an Employment Agreement, the form of which is attached hereto as Exhibit “E”.  Said agreement shall include a non-compete restriction whereby Mr. Pierre shall not compete, directly or indirectly, with the business of the Seller during the term of the Employment Agreement.

7.7

Termination of Agreement.   The Parties may terminate this Agreement as provided below:

(a)  Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)  Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach.

However, in such case, Seller shall retain all deposit monies paid to Seller prior to Closing.

Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach.

(c)

Effect of Termination.    If any Party terminates this Agreement pursuant to the above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, unless otherwise agreed.

(d)

Confidentiality. Except as required by law, 0

ARTICLE VIII

FURTHER ASSURANCES

Each of the Parties shall promptly and duly execute and deliver such documents, instruments and other assurances as may be from time to time reasonably necessary or desirable to carry out the provisions of this Agreement and to establish and protect the rights created or intended to be created in favor of the Parties hereunder.

ARTICLE IX

EXPENSES

Seller shall pay all of its expenses incurred in the preparation, negotiations and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, including the fees and expenses of counsel, accountants and other advisors except that Buyer shall bear (but only if such transactions are consummated) all sales or other transfer taxes (but not income taxes) arising out of such transactions.  The Buyer shall bear all of its expenses in the preparation, agreements and performance of this Agreement and the other agreements, instruments and documents contemplated hereby, including the fees and expenses of counsel, accountants and other advisors.

ARTICLE X

BROKERS

The Seller is represented by Sano Corporation d/b/a Corporate Investment International, as Seller’s broker for this Agreement. Otherwise, the parties further acknowledge that no other brokers have participated in this transaction.

ARTICLE XI

INDEMNIFICATION

11.1

 Seller Indemnity.

(a)  Seller agrees to indemnify Buyer and hold Buyer harmless from and against all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal fees and expenses) incurred by the Buyer, to the extent such liabilities, losses, damages, costs or expenses ("Damages") are occasioned, caused by or arise directly out of :

(b)  any breach of any of the representations or warranties or failure to perform any of the covenants made by the Seller in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement; or

(c)  any debts, claims, liabilities, or obligations of the Seller not expressly assumed by Transferee pursuant to this Agreement.

11.2

Buyer Indemnity.

(a)  Buyer agree to indemnify Seller and hold it harmless from and against any and all liabilities, losses, damages, costs or expenses (including without limitation reasonable legal fees and expenses) incurred by the Seller to the extent that such Damages are occasioned by, caused by or arise directly out of:

(b)  any breach of any of the representations or warranties or failure to perform any of the covenants made by Buyer in this Agreement, or any certificate, exhibit, instrument or other document delivered pursuant to this Agreement.

11.3

Indemnification Claims.  If either Party hereto (the "Claimant") wishes to assert an indemnification claim against the other Party hereto, the Claimant shall deliver to the other Party a written notice setting forth:

(a) the specific representation and warranty alleged to have been breached by such other Party;

(b)  a detailed description of the facts and circumstances giving rise to the alleged breach of such representation and warranty; and

(c)  a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

11.4

Defense Of Third Party Actions.  If either Party hereto (the "Indemnified Party") receives notice or otherwise obtains knowledge of the commencement or threat of any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter that may give rise to an indemnification claim against the other party hereto (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnified Party a written notice describing such complaint or the commencement of such action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or the opportunity to defend or participate in the defense of said claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within 20 days thereafter to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20 day period, then such Indemnified Party may employ counsel, reasonably acceptable to the Indemnifying Party, to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding.  In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use all commercially reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action. No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not settle any claim or assertion, unless the Indemnified Party consents in writing to such settlement, which consent shall not be unreasonably withheld.

11.5  Expiration of Representations and Warranties.  Unless otherwise provided in the Warranty, all of the representations and warranties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect on the first anniversary of the Closing Date, and all liability of the parties with respect to such representations and warranties shall thereupon be extinguished; provided, however, that if, prior to such first anniversary, Claimant delivers a written notice to the other party hereto, then the specific indemnification claim set forth in such notice shall survive such first anniversary (and shall not be extinguished thereby) until the settlement of such specific claim.

11.6  Threshold.  Neither the Seller nor the Buyer shall be required to make any indemnification payment pursuant to Section 11.1 or 11.2, respectively, until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by an Indemnified Party, or to which an Indemnified Party has or otherwise becomes subject to, exceeds $15,000 in the aggregate.  At such time as the total amount of such Damages exceeds $15,000 in the aggregate, the Indemnified Party shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $15,000).

ARTICLE XII

MISCELLANEOUS

12.1

Entire Agreement.  This Agreement and any closing documents or agreements delivered in connection with this Agreement contain the entire agreement between Seller and Buyer with respect to the transactions contemplated herein and supersede all other prior arrangements made by them with respect thereto.  Neither Party has made any oral representations.

12.2

No Oral Changes.  This Agreement cannot be orally changed, amended or terminated, and no provision or requirement hereof may be orally waived.

12.3

Binding upon Successors.  This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

12.4

Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent in each case to the respective address specified below:

(a)

If to Seller, to:

Cosmo Temp, Inc.

1405 Clinton Ave.,

Irvington, NJ 07111

With a copy to:

Parag P. Patel, Esq., P.C.

Attorney-At-Law

Metro Park Offices

33 Wood Avenue South, Suite 600

Post Office Box 81

Iselin, New Jersey 08830-0081

(732) 603-5245

Fax: (732) 791-4599

Patellaw@Mail.Com

(b)

 If to Buyer, to:

Infe-Human Resources - Unity, Inc.

67 Wall Street, 22nd Floor

New York, New York 10005___

Fax No. ________________

With a copy to:

Legal & Compliance, L.L.C.

C/o Laura Anthony

330 Clemantis Street, Ste 217

West Palm Beach, FL 33401

Fax No. (561) 514-0832

or at such other address as the parties may designate by ten (10) days advance written notice to the other parties hereto.  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the state of Florida.

12.5

Governing Law; Section Headings.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of _New Jersey.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6

Enforcement Costs.

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

12.7

Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

12.8

Survivability.  Except as otherwise set forth in this Agreement, the parties hereto acknowledge that this Agreement shall survive the Closing Date as to the terms and conditions herein.

12.9

Construction.   This Agreement shall not be construed for or against any Party by reason of being responsible for its drafting.

12.10

Arbitration.  Any controversy that arises from or in connection with this Agreement shall be resolved by the decision of a single arbitrator agreed upon by the parties to the controversy.  If the parties cannot agree on an arbitrator, a single arbitrator shall be appointed by the American Arbitration Association pursuant to its rules and regulations as they then exist.  Any arbitration pursuant to this section shall take place in New Jersey, unless otherwise agreed by all parties to the controversy.  Every controversy submitted to arbitration shall be dealt with and disposed of pursuant to the rules of the American Arbitration Association and every award or determination therein shall be final and binding upon all of the Parties.  There shall be no appeal from such award or determination, and judgment thereon may be entered in any court of competent jurisdiction, and the losing Party shall pay the costs related to executing such judgment.  Notices of the demand for arbitration of a dispute shall be filed in writing with the other Parties and with the American Arbitration Association.  Demand for arbitration shall be made within a reasonable time after the dispute has arisen; in no case, however, shall the demand be made later than the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitrator, if he deems it appropriate, is authorized to award to the Party whose contention is sustained, such sums as he shall deem proper to compensate him for the time and expense incident to the proceeding, and, if the arbitration was demanded without reasonable cause, he may also award damages for delay.  The arbitrator shall fix his own compensation, unless otherwise provided by agreement and shall assess the costs and charges of the proceedings upon any or all of the Parties.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be duly executed as of the day and year first above written

Seller:

Mazel Temp, Inc.:

Cosmo Temp, Inc.

By:________________________

By: :________________________

Name:______________________

Name:_______________________

Title:_______________________

Title:________________________

Buyer

Infe-Human Resources, Inc.

By:_________________________

Name:_______________________

Title:________________________

Schedules

Exhibits

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAW OF ANY STATE. THEY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

US$_333,580.00

June 1, 2006

FOR VALUE RECEIVED, INFE-HUMAN RESOURCES - UNITY, INC. (the “Borrower”), with an address at 67 Wall Street, 22nd Floor, New York, New York 10005, promises to pay to the order of Cosmo Temp, Inc., or its assignee (the “Lender” or “Holder”), in lawful money of the United States of America at its address: 1405 Clinton Avenue, Irvington, NJ, or at such other location as the Lender may designate from time to time, the principal sum of THREE HUNDRED AND THIRTY THREE THOUSAND AND FIVE HUNDRED AND EIGHTY DOLLARS (US$333,580), together with interest accruing on the outstanding principal balance, as provided below:

1.

Rate of Interest.  Amounts outstanding under this Note will bear interest at five percent (5.0%) per annum (“Fixed Rate”).  Interest will be calculated on the basis of a year of 360 days for the actual number of days in each interest period. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

2.

Payment Terms.  Payments of principal together with interest in the amount of [US$83,393] shall be due and payable commencing _September 1, 2006 and on the first day of each quarter thereafter.  Any outstanding principal and accrued interest shall be due and payable in full on June 1, 2007.  The quarterly installment is calculated on the assumption that each periodic payment will be made on the date when due, and if there is any variation in the actual payment dates, there may be an additional amount due upon maturity of this Note.  If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State of New Jersey, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.  Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Lender may choose, in its sole discretion.

3.

Prepayment Incentive.  If the Borrower makes payment in full on the total outstanding balance of this Note on or prior to December 1, 2006, the total amount due and payable to pay this Note in full shall be reduced by Three Percent (3%) calculated on the total balance due and owing, including all outstanding accrued interest, on the date of payoff.

4.

Late Payments; Default Rate.  If the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within five (5) calendar days of the date due and payable, the Borrower also shall pay to the Lender a late charge equal to the greater of one thousand dollars ($1,000) or five percent (5.0%) of the amount of such payment (“Late Charge”).  Such five (5) calendar day period shall not be construed in any way to extend the due date of any such payment.

5.

Default Rate.  Upon maturity, whether by acceleration, demand or otherwise, and at the Lender’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, this Note shall bear interest at a rate per annum (based on a year of 360 days and actual days elapsed) which shall be two percentage points (2.0%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.  Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Lender’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Lender may employ.  In addition, the Default Rate reflects the increased credit risk to the Lender of carrying a loan that is in default.  The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Lender, and that the actual harm incurred by the Lender cannot be estimated with certainty and without difficulty.

6.

Prepayment.  Any prepayment by Borrower, other than a prepayment in full as provided for in Paragraph 3 herein, shall be applied to any amount under this Note in the inverse order of maturity.

7.

Events of Default.  The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note (as used herein, the term “Obligor” means the Borrower and the Guarantor, as defined herein):

a.

the nonpayment of any principal, interest or other indebtedness under this Note when due;

b.

the occurrence of any event of default or default and the lapse of any notice or cure period under any Loan Document or any other debt, liability or obligation to the Lender by the Borrower;

c.

the filing by or against the Borrower of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against the Borrower, such proceeding is not dismissed or stayed within thirty (30) days of the commencement thereof);

d.

any assignment by the Borrower for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of the Borrower held by or deposited with the Lender;

e.

the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of the Borrower to the Lender;

f.

the Borrower ceases doing business as a going concern;

j.

the revocation or attempted revocation, in whole or in part, of any guarantee by the Guarantor;

k.

the death or legal incompetency of the Guarantor;

g.

any representation or warranty made by the Borrower to the Lender in any Loan Document, or any other documents now or in the future securing the obligations of the Borrower to the Lender, is false, erroneous or misleading in any material respect; or

h.

the failure of the Borrower to observe or perform any covenant or other agreement with the Lender contained in any Loan Document or any other documents now or in the future securing the obligations of the Borrower to the Lender.

i.

the termination of employment with Ludin Pierrre or Marie T. Pierre.

8.

Remedies.  Upon the occurrence of an Event of Default:

a.

if an Event of Default specified in clause (c) or (d) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind;

b.

if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the option of the Lender and without demand or notice of any kind, may be accelerated and become immediately due and payable;

c.

at the option of the Lender, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and

d.

the Lender may exercise, from time to time, any of the rights and remedies available to the Lender under the Loan Documents or under applicable law.

9.

Miscellaneous.   All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt.  Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to the addresses for the Lender and the Borrower set forth above or to such other address as either may give to the other in writing for such purpose.  No delay or omission on the Lender’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Lender’s action or inaction impair any such right or power.  No modification, amendment or waiver of any provision of this Note nor consent to any departure by the Borrower therefrom will be effective unless made in a writing signed by the Lender.  The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Lender in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Lender’s counsel.  If any provision of this Note is found to be invalid by a court, all the other provisions of this Note will remain in full force and effect.  The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment.  The Borrower also waives all defenses based on suretyship or impairment of collateral.  This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Lender’s prior written consent and the Lender at any time may assign this Note in whole or in part.

This Note has been delivered to and accepted by the Lender and will be deemed to be made in the State of New Jersey.  This Note will be interpreted and the rights and liabilities of the Lender and the Borrower determined in accordance with the laws of the State of New Jersey, excluding its conflict of laws rules.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district in the State of New Jersey; provided that nothing contained in this Note will prevent the Lender from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Lender and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

10.

Waiver Of Jury Trial.  The Borrower irrevocably waives any and all rights the Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents.  The Borrower acknowledges that the foregoing waiver is knowing and voluntary.

The Borrower acknowledges that it has read and understood all the provisions of this Note, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

11.

Assignment.  The Borrower can not assign its rights or obligations under this Agreement, in whole or in part, nor delegate their duties hereunder. The Lender may freely assign its rights under this Agreement, in whole or in part, without restriction.

CONVERSION RIGHTS

1.

The Holder hereof is entitled to purchase from Infe Human Resources, Inc., (the “Company”) parent company of the Borrower, at the price and during the period as hereinafter specified shares (the “Shares”) of common stock, $.001 par value (the “Common Stock”) at a purchase price of $_________ per share subject to adjustment as described below, at any time commencing on the date of the Note and ending on the Due Date.  Provided however, that should the Borrower default on payment hereof, the Holder, may at its option, extend all conversion rights, through and including the date the Borrower tenders or attempts to tender payment in full upon the defaulted Note.  Conversion rights shall terminate upon acceptance by Holder of payment in full of principal, accrued interest and default costs and fees as provided for herein.

2.

The rights represented by this Convertible Note may be exercised at any time within the period above specified, in whole or in part, by (i) the surrender of the Note (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); (ii) payment to the Company of the exercise price then in effect for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any.  The Convertible Note shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date the Convertible Note is surrendered and payment is made in accordance with the foregoing provisions of this paragraph, and the person or persons in whose name or names the certificates for the Shares shall be issuable upon such exercise shall become the holder or holders of record of such Shares at that time and date.  The Shares and the certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding ten (10) business days, after the rights represented by this Convertible Note shall have been so exercised.

3.

Notwithstanding anything to the contrary, the Holder may elect to exercise this Convertible Note in whole or in part by receiving Shares equal to the value (as determined below) of this Convertible Note, or any part hereof, upon surrender of the Convertible Note at the principal office of the Company together with notice of such election in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y

      A

Where

X =

the number of Shares to be issued to the Holder;

Y =

the amount of debt to be discharged;

A =

the Exercise Price of the Convertible Note (Closing price of the stock on the day preceding the day of Closing of the Transaction)

4.

Conversion Price Adjustments

The Conversion Price of this Note shall be subject to adjustment from time to time as follows:

4.1.

If the Company shall issue any Additional Stock without consideration or for a consideration per share less than the Conversion Price for this Note in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for this Note in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (4.1))  be adjusted to a price (calculated to the nearest cent) determined by  multiplying such Conversion Price by a fraction, the numerator of which  shall be the number of shares of Common Stock deemed outstanding immediately  prior to such issuance pursuant to subsection 4.6 plus the number of  shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock deemed outstanding immediately prior to such issue plus the number  of such shares of Additional Stock of Common Stock so issued.

4.2.

No adjustment of the Conversion Price for this Note shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made

4.3.

No adjustment of Conversion Prices shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

4.4

In case the Company shall (i) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or (iv) enter into any transaction whereby the outstanding shares of Common Stock of the Company are at any time changed into or exchanged for a different number or kind of shares or other security of the Company or of another corporation through reorganization, merger, consolidation, liquidation or recapitalization, then appropriate adjustments in the number of Shares (or other securities for which such Shares have previously been exchanged or converted) subject to this Convertible Note shall be made and the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization shall be proportionately adjusted so that the Holder of this Convertible Note exercised after such date shall be entitled to receive the aggregate number and kind of shares of Common Stock which, if this Convertible Note had been exercised by such Holder immediately prior to such date, he would have been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation, liquidation or recapitalization.  Such adjustment shall be made successively whenever any event listed above shall occur.

4.5.

Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Conversion Price to be mailed to the Holder, at its address set forth herein, and shall cause a certified copy thereof to be mailed to the Company’s transfer agent, if any.  The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 4, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

4.6.

In the case of the issuance of Common Stock, the consideration shall be deemed to be the amount of debt satisfied as a result thereof.

5.

An Assignment of this Convertible Note shall be effected by the Holder by (i) executing a legally acceptable form of assignment and (ii) surrendering the Convertible Note for cancellation at the office or agency of the Company; whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder), a new Convertible Note or Note(s), if partial assignment, of like tenor and representing in the aggregate rights to purchase the same number of Shares as are purchasable hereunder at such time.

6.

The Company covenants and agrees that all Shares, which may be purchased hereunder, will, upon issuance and delivery against payment therefor of the requisite purchase price (or cancellation of debt) be duly and validly issued, fully paid and nonassessable.  The Company further covenants and agrees that, during the periods within which the Convertible Note may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the Convertible Note.

7.

The Convertible Note shall not entitle the Holder to any voting rights or other rights, including without limitation notice of shareholders meetings or other actions or receipt of dividends, as a stockholder of the Company

8 .

The Company covenants and agrees that Company shall maintain any and all insurance necessary in commercially reasonable amounts and will furnish copy of the insurance certificates to Holder upon request.

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

WITNESS / ATTEST:

INFE-HUMAN RESOURCES-UNITY, INC.

By:

By:_________________________________

Name:

Name:

Title:

Payments under this Promissory Note are personally guaranteed by Arthur Viola (“Guarantor”). Guarantor hereby unconditionally and irrevocably guarantees the punctual performance of all of the Borrower’s obligations, including, without limitation, payment of all amounts due referenced above together with costs and expenses of collection incurred by Lender, including, without limitation, reasonable attorneys' fees.

The Guarantor hereby expressly waives presentment, notice of acceptance, demand, protest and notice of protest with respect to this Guaranty and any obligation covered by this Guaranty.

The Guarantor expressly agrees that the taking or possession of any other security or form of security, the release of any security or any action by Lender with respect to any security for the obligations of the Borrower under the Promissory Note shall in no way affect the Guarantor's liability hereunder; and waives notice of any actions taken by Lender with respect to any security for the obligations of the Borrower under the Note.

This Guaranty shall be binding upon the Guarantor, and the Guarantor's heirs, administrators, executors, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

_____________________________________

Arthur Viola

Home Address: ____________________________

Social Security No.: ____________________________

WITNESS / ATTEST:

INFE-HUMAN RESOURCES, INC.

By:

By:_________________________________

Name:

Name:

Title:

EXHIBIT F

EXAMPLE

?

The Base Price is established as a 1.5 times multiple of the consolidated adjusted EBITDA for the 12 month period ended September 30, 2005.

?

The adjusted EBITDA being used is: $855,720

?

A 1.5 multiple applied to that number provides a base price of $1,283,580, of which $850,000 is due at closing and the balance as set forth in the contract.

?

The Contingent Price is the difference between $1,500,000 and $1,283,580, or, $216,420.

?

The Contingent price is payable based upon the results of each of the first two years after closing; i.e. $108,210.

?

That amount may be adjusted upward or downward on a pro rata basis based upon the actual results for the year as compared to the threshold

?

The threshold shall be an amount equal to the Consolidated Gross Profit for the trailing 12 month period ended September 30, 2005.

?

E.g. If in year #1, the gross profit is exactly equal to or exceeds the threshold number, 100% or $108,210 is due for the year;

?

E.g. if in that year, the gross profit is less than the threshold by 10%, the annual payment for that year would be reduced by 10% ($97,389 due);

?

E.g. In the event that the gross profits fall short in year #1, there is a possible catch-up in year #2 if the results in year #2 exceed threshold. Similarly, an overage in year #1 should be covered over to year #2 in measuring that year’s gross margin.

?

At the end of two years, the cumulative gross profit for those 2 years should be compared to the 2 year threshold (threshold times 2).  If the cumulative threshold has exceeded the 2 year threshold (as per the 12 month period ended September 30, 2005), then the contingent price of $216,420 will be pro-rated upward by the percentage that the actual gross profit exceeded threshold, up to the point that the total base price and contingent price equal $2,000,000 (maximum).

?

E.g. The two year actual total exceeds the two year threshold by 50%.  The additional contingent price due would be: $216,420 times 50%, or $108,420.